Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

MONDAY, FEBRUARY 24, 2014

DIAMONDROCK ANNOUNCES PROMOTION OF BRIONY R. QUINN TO CHIEF ACCOUNTING OFFICER

BETHESDA, Maryland, Monday, February 24, 2014 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced the promotion of Briony R. Quinn to Chief Accounting Officer.

Ms. Quinn, age 41, joined the Company in June 2007 as its Vice President and Assistant Corporate Controller and was promoted to Vice President and Corporate Controller in September 2008. Prior to joining the Company, Ms. Quinn was the Vice President, Finance and Accounting at MeriStar Hospitality Corporation. Ms. Quinn has a broad range of professional experience, including positions at Arthur Andersen LLP and Beers + Cutler. Ms. Quinn is a certified public accountant and received a Bachelor of Science degree from Providence College.

“Briony has been a valuable member of our management team for almost 7 years. She is a great leader in our Company with excellent judgment and a deep understanding of our business and strategy. This is a well-deserved promotion and I look forward to continuing to work with Briony in the coming years,” said Sean M. Mahoney, the Company’s Executive Vice President and Chief Financial Officer.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 26 premium quality hotels with over 11,100 rooms. The Company has strategically positioned its hotels to generally be operated under the leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.